UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21, 2025

ALT5 SIGMA CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-19621	41-1454591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Spring Road, Suite 102 Las Vegas, NV	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (702) 997-5968

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (par value $0.001 per share)	ALTS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer and Acting Chief Executive Officer

Effective November 21, 2025, the Board of Directors (the “Board”) of the ALT5 Sigma Corporation (the “Company”) determined to conclude Jonathan Hugh’s employment as Chief Financial Officer and Acting Chief Executive Officer, without cause.

The Company is in the process of working with Mr. Hugh to finalize the terms of his departure. The material terms of the departure will be disclosed in a subsequent filing, if such terms require reporting.

Departure of Chief Operating Officer

On November 25, 2025, the Company provided Ron Pitters notice of the Company’s decision to conclude his Consulting Agreement, which will conclude in accordance with its terms. At such time, Mr. Pitters will no longer serve as Chief Operating Officer of the Company. The material terms of the departure will be disclosed in a subsequent filing, if such terms require reporting. Mr. Pitters remains on the Board.

Appointment of Acting Chief Executive Officer

On November 21, 2025, the Board appointed Tony Isaac, President of the Company and member of the Board, as the Acting Chief Executive Officer of the Company and designated him as the Company’s “principal executive officer” (the “Acting CEO Appointment”). Mr. Isaac will also continue serving in his roles as President of the Company and a member of the Board.

The Acting CEO Appointment was made in connection with the departure of Mr. Hugh as Chief Financial Officer and Acting Chief Executive Officer of the Company.

The Company did not enter into any consulting or employment agreement with Mr. Isaac in connection with the Acting CEO Appointment. There is no arrangement or understanding between Mr. Isaac and any other person pursuant to which Mr. Isaac was appointed as Acting Chief Executive Officer, and there is no family relationship between Mr. Isaac and any of the Company’s directors or other executive officers.

Mr. Isaac’s biography and his transactions with the Company are disclosed in the Company’s annual report on Form 10-K for the year-ended December 28, 2024, filed with the Securities and Exchange Commission on March 28, 2025.

Appointment of Chief Financial Officer

On November 21, 2025, the Company appointed Steven Plumb as its Chief Financial Officer. He will serve as the Company’s principal financial officer and principal accounting officer. Mr. Plumb is an experienced Certified Public Accountant. Mr. Plumb has served as fractional Chief Executive Officer of Prophase Labs, Inc. (NASDAQ: PRPH) since August 2025 and has served as Chief Financial Officer of Driveitaway Holdings, Inc. (OTC:DWAY) since April 2024. From September 2023 to November 2024, Mr. Plumb served as the Chief Financial Officer of A Game Beverages, Inc. From August 2022 to June 2024, Mr. Plumb served as the Chief Financial Officer of Endexx Corp. (OTCBB:EDXC). From October 2020 to July 2023, Mr. Plumb served as the Chief Financial Officer of Gaming Technologies, Inc. (OTCBB:GMGT). From January 2020 to March 2023, Mr. Plumb served as the chief financial officer of Directview Holdings, Inc. (OTCBB:DIRV). Since 2001, he has served as the owner and president of Clear Financial Solutions, a consulting firm that provides interim Chief Financial Officer services to small public companies. In this capacity he has prepared SEC filings, managed investor relations, raised capital, conducted mergers and acquisition activities, developed successful offering memorandum, registration statements and investor presentations. Mr. Plumb is a former auditor with PriceWaterhouseCoopers and KPMG. Mr. Plumb has a Bachelor of Business Administration degree from the University of Texas at Austin, Austin, Texas.

The Company intends to enter into an employment agreement with Mr. Plumb in connection with his appointment as Chief Financial Officer. The material terms of the agreement will be disclosed in a subsequent filing once the agreement is finalized. Pursuant to his offer from the Company, Mr. Plumb will receive a base annual salary of $339,400.

There are no arrangements or understandings between Mr. Plumb and any other persons pursuant to which he was appointed as Chief Financial Officer. There are no family relationships between Mr. Plumb and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Departure of Director

On November 25, 2025, David Danziger informed the Company that he was resigning from his role as a member of the Board and all committees of the Board for personal reasons and not a result of any disagreement with the Company.

Item 8.01. Other Events.

The Board has passed a resolution to disband the Special Committee of the Board (the “Special Committee”) created to investigate certain matters as disclosed in a prior Form 8-K filed on August 24, 2025. The facts and issues investigated by the Special Committee and its advisors were presented to the full Board for its awareness and consideration so that it can continue to act in accordance with its fiduciary duties to shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALT5 SIGMA CORPORATION

Date: November 26, 2025	By:	/s/ Tony Isaac
Tony Isaac
Acting Chief Executive Officer and President